                                                                     EXHIBIT 4.1




                                As of May 1, 2001


To:      Participants Listed on Exhibit "A"

         Re: Letter Agreement Regarding Participation in
             Carrizo 2001 Program

Gentlemen:

         This binding letter agreement (this "Agreement") is by and between each of the undersigned participants ("Participant"), including Berea Oil & Gas Corp., as manager of the Participants (the "Managing Participant"), and Carrizo Oil & Gas, Inc. ("Carrizo"), and sets forth the entire agreement among each Participant and Carrizo concerning the participation by the Participant in Carrizo's 2001 Seismic and Acreage Program described herein (the "Program"). Each Participant and Carrizo may be referred to in this Agreement individually as a "Party" and collectively as the "Parties." The Parties hereby agree to the following:

         1. OVERVIEW. Carrizo generates oil and gas prospects for exploration and development using seismic, well control and other geological and geophysical information. Carrizo generally attempts to assign a portion or all of the working interests in a generated prospect with other industry participants and investors on a promoted basis, which may include receiving a cash payment, an overriding royalty interest, a carried interest, a back-in interest or other similar arrangement. Certain accredited and knowledgeable investors have expressed a desire to fund a portion of Carrizo's costs of generating new prospects in exchange for receiving a proportionate share of the working interests and, in addition, certain of the promotional benefits and interests.

         2. THE PROGRAM.

         (a) PURPOSE AND MANAGEMENT. The Program's operations and the Program Funds (as defined below) will be dedicated to purchasing, developing, evaluating or otherwise acquiring geological and geophysical information/data ("Geological Data") for the purpose of generating prospects; optioning, leasing or otherwise acquiring the mineral interests in acreage ("Acreage") covering such prospects; and assigning a portion the mineral interests in such prospects on a promoted basis to third parties. The Program will emphasize its exploration efforts in South Texas, and the Program and all aspects of this Agreement shall be exclusively limited to the project areas and areas of mutual interest as mutually agreed as specified on Exhibit "C" attached hereto ("AMI's"), and such additional project areas as are mutually agreed in writing and subsequently added to the program ("the Project Areas"). Carrizo, or Program Manager, will administer and manage all of the operations with respect to the acquisition of Geological Data, generation and acquisition of prospects, the commitment of Program Funds (herein defined) to any prospect and the general administration of the Program's activities.

         (b) PROGRAM COMMITMENT AND FUTURE MANDATORY AND ELECTIVE CASH CALL CONTRIBUTIONS. Contemporaneously with the execution of this Agreement by all of the Parties, each Participant will pay or wire transfer in cash to Carrizo thirty-five percent (35%) of the amount next to such Participant's name on Exhibit "A" hereto. The remaining sixty-five percent (65%) will be paid from time to time via mandatory cash calls from Carrizo to the Participants ("Mandatory Cash Call"). Mandatory Cash Calls will be made to the Participants, in the sole business judgment of Carrizo, based on expected upcoming Program cash needs. Each Participant is severally responsible for and will pay its proportionate share ("Allocable Share") of Mandatory Cash Calls as denoted on Exhibit "A" within ten (10) days of receipt of written notice of each Mandatory Cash Call. Mandatory Cash Call amounts will not exceed that amount that would in conjunction with existing Program Funds result in an amount greater than $250,000 remaining in the Program Account after payment of costs specifically identified by Carrizo in writing concurrently with such Mandatory Cash Call. The total amount reflected on Exhibit "A" of $3,500,000.00 is hereby defined as the "Commitment Amount". Carrizo will promptly deposit into and maintain all cash amounts in an interest-bearing Program account ("Program Account") including all Commitment Amount funds reflected on Exhibit "A" which have been delivered to Carrizo, any profits earned and interest accrued, and less any amounts paid out of the funds in accordance with this Agreement (collectively, the "Program Funds"). There is no obligation on the part of Carrizo to obtain the highest interest rate available for Program Funds.

         Completion of In Progress Prospects Beyond Program Commitment Amount. If at any time during the Program Term Carrizo determines that Program Funds plus the remaining Commitment Amount that has not been mandatorily cash-called by Carrizo is insufficient to pay for Program expenses as delineated in Section 2(c) below, Carrizo may, with the consent of the Managing Participant, make an "Elective Cash Call" to the Participants in an amount not to exceed each Participant's Allocable Share of cash reasonably required to complete any prospects currently in acquisition progress but not yet fully assembled and sold ("In Progress Prospects"). In determining the total amount of cash requested from each Participant, Carrizo shall provide an analysis of expected cash flows by prospect to and from the Program Account until all such remaining In Progress Prospects have been completed or abandoned.

         In the event that any Participant(s) elects not to pay for its Allocable Share of an Elective Cash Call ("Non-Electing Participant"), then the remaining electing Participants may elect to take, on a basis proportionate to the Allocable Shares of such electing Participants, or on any other basis upon which they may mutually agree, such non-electing interest in the remaining In Progress Prospects and will pay to the Program Account their share of the Elective Cash Call relative to the non-electing interest. As among the Participants, the interests of the Non-Electing Participant(s) in such In Progress Prospects shall be diluted on a dollar-for-dollar basis by funds contributed by electing Participants in such Elective Cash Call and the Allocable Shares shall be proportionately adjusted. If electing Participants do not subscribe for all of any such Elective Cash Call, then Carrizo shall not further develop or market such In Progress Prospect without the consent of the Managing Participant, which consent shall not be unreasonably withheld.

         Elective Prospect. During the Program Term, should Carrizo encounter prospect opportunities for which the remaining Program Funds plus the remaining Commitment Amount that has not been mandatorily cash-called by Carrizo is insufficient to fund the assembly of such prospect(s) ("Elective Prospect") Carrizo may, with the consent of the Managing Participant, deliver a "Prospect Election Notice" to the Participants along with reasonable supporting information as to geology, location/acreage to be acquired, and estimated Ground Floor Costs to be incurred. Within seven (7) days of such delivery Participants will sign the Elective Prospect Election Notice either agreeing to proceed with the Elective Prospect or electing to decline participation. A cash call will be made to those Participants electing to proceed to fund the Elective Prospect based upon the estimated budget prepared, and each Participant will pay their Allocable Share within ten (10) days after delivery of such cash call. If a portion of the Participants chooses to decline the Elective Prospect, then the electing Participants may choose to take all of the proportionate share of the non-elected portion of the Elective Prospect, whereupon such Elective Prospect shall then be deemed to be a Program prospect and subject to the terms of this Agreement. If electing Participants do not subscribe for all costs to assemble of any such Elective Prospect, then Carrizo shall, after 30 days written notice to the Managing Participant advising Participants of its intent to develop the prospect, be entitled to proceed with development of such Elective Prospect for Carrizo's own account (including assigning its interest to third parties on a promoted basis not subject to this Agreement).

         (c) PROSPECT GENERATION AND PLACEMENT. In accordance with the authority granted to Carrizo under this Agreement, Carrizo will use the Program Funds to purchase, develop or otherwise acquire Geological Data to generate prospects; acquire Acreage covering such prospects; market such prospects; and for related matters. Such generated prospects (i) may include prospects generated solely by Carrizo as well as prospects generated by others and (ii) may be subject to pre-existing burdens ("Pre-existing Burdens") including, but not limited to, landowner's royalty interest, overriding royalty interests, back-in and/or carried interests, third party prospect bonuses, consulting fees or other promotional interest placed on the prospect by third parties.

                  (A) Unless otherwise agreed by Carrizo and the Managing Participant, the interest acquired by Carrizo (the "Available Interest") in any prospect generated pursuant to this Agreement will be allocated as follows:

                           (i) Carrizo Interest: Carrizo will be allocated a Ground-Floor working interest equal to the product of 25% times the working interest comprising the Available Interest (the "Carrizo Share", as adjusted pursuant to Section 2(c)(B) below); provided, however, that Carrizo may not sell or otherwise dispose of its elected share of the Available Interest without the prior written consent of the Managing Participant.

                           (ii) Participant Interest: The Managing Participant, will be allocated a Ground-Floor working interest equal to 25% times the working interest comprising the Available Interest (the "Participant Share" as adjusted pursuant to Section 2(c)(B) below).

                            (iii) Promoted Interest: The remaining interest (the
                           "Promoted Interest Share", as adjusted pursuant to
                           Section 2(c)(B) below) comprising the Available Interest not allocated in (i), and (ii) above will be allocated and marketed to third parties on a promoted basis.

                           (iv) Reallocation of Participant Share: The Managing Participant shall have the right, at its sole discretion, to reallocate the Participant Share and assign the related working interests, to other Participants, to affiliates of other Participants, or with the consent of Carrizo which shall not be unreasonably withheld, to third party qualified investors and Carrizo agrees to assist in marketing any such working interests. The Managing Participant may sell such interests at a profit or promote, and if so, shall be entitled to retain any profit or promote so earned for its own account. The Managing Participant shall not offer to sell any portion of the Participant share to any party to which Carrizo is attempting to sell the Promoted Interest Share without the express written consent of Carrizo. Notwithstanding any such reallocation and assignment, the Managing Participant shall remain liable to pay costs associated with any such assigned working interests that are assigned to persons who are not Participants if such costs are not paid by such non-Participants.

                           (v) Participant Payment for Ground Floor Interests:
                           No additional payment will be required for the Participant Share, as it is being allocated in partial consideration for the funding of the Commitment Amount in the Program by the Participants.

                           (vi) Carrizo Payment for Ground Floor Interests:
                           Carrizo shall pay to the Participants (or with the written consent of the Managing Participant, pay into the Program Account) for its Carrizo Share an amount equal to the Carrizo Share of the Ground Floor Cost. Such payments may be made from Carrizo's share of distributions pursuant to paragraph (d) below, to the extent of such distributions.

         For purposes of this Agreement, "Ground-Floor" and "Ground-Floor Costs" shall mean the actual costs, including an allocated portion of the Management Expense Reimbursement (herein defined), paid with Program Funds to generate, acquire and assemble any prospect pursuant to this Agreement. The Carrizo Share and the Participant Share shall be referred to collectively in this Agreement as the "Ground-Floor Share."

                  (B) Carrizo will use commercially reasonable efforts to sell or otherwise place all of the Promoted Interest Share to third parties on a promoted basis, with promoted terms as determined by Carrizo in its sole business judgment. For purposes of this Agreement, "commercially reasonable efforts" means efforts which are designed to enable Carrizo, directly or indirectly, to achieve such desired result in accordance with industry practice, or otherwise assist in the consummation of such result, and which do not require Carrizo to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of such action. In the event 75% (being Promoted Interest Share x 75%) or more (but not all) of the Promoted Interest Share is placed on a promoted basis and Carrizo believes it cannot or does not wish to place the remainder of the Promoted Interest Share on a promoted basis, (i) the remaining portion of the Promoted Interest Share will be allocated 50% to Carrizo and 50% to the Managing

         Participant and shall be part of (and shall adjust) the Carrizo Share and the Participant Share, respectively; and (ii) the Promoted Interest Share shall be reduced accordingly.

                  (C) Notwithstanding anything herein to the contrary, with respect to the Carrizo Share, Participant Share and Promoted Interest Shares of each prospect, it is agreed and understood that all assignments of leasehold, farm-in interest and/or any other interest in prospects will be made subject to a Joint Operating Agreement in the form attached as Exhibit "D" (the "JOA"), subject only to such changes, alterations, or amendments as negotiated between Carrizo and the third party purchaser(s) applicable to such prospect. Carrizo and the Managing Participant (or its successor if Carrizo or the Managing Participant sells or otherwise transfers all or a portion of its interest) shall be responsible for, and obligated to pay, their respective share of the drilling costs, if any, of each prospect initial test well and other prospect costs related thereto pursuant to the JOA for the prospect.

         (d) PROSPECT SALES; PROGRAM FUND DISBURSEMENT TO CARRIZO AND PARTICIPANTS; ALLOCATIONS OF CASH AND NON-CASH BENEFITS; AND PREFERRED RETURN TO PARTICIPANTS. Any and all cash proceeds from the sale of the Promoted Interest Share in each prospect, including cash received in respect of non-cash promotional benefits derived from the Promoted Interest Share, such as carried or back-in interests, or from the sale of any other asset or service acquired or developed with Program Funds, shall be distributed promptly after receipt thereof as follows:

                  (A) first, 100% to the Participants (based on each Participant's Allocable Share) until the Participants as a group are distributed an amount of cash equal to the total amount invested by the Participants in the Program and not previously distributed pursuant to this paragraph (the "Unreturned Capital Contributions"), plus an amount equal to a 20% annually compounded Preferred Return on the Unreturned Capital Contributions, calculated from the date on which the funds were invested through the date on which the corresponding funds are distributed to the Participants.

                  (B) Thereafter, 50% to the Participants (based on each Participant's Allocable Share) and 50% to Carrizo, until all such cash proceeds are accounted for.

                  (C) Notwithstanding the foregoing, any completion costs payable with respect to a retained carried interest in the Promoted Interest Share shall be payable 50% by the Participants (based on each Participant's Allocable Share) and 50% by Carrizo, and any proceeds derived from any such carried interest shall be distributed 50% to the Participants (based on each Participant's Allocable Share) and 50% to Carrizo, until such completion costs have been reimbursed (without any preferential rate of return), after which such proceeds shall be distributed as provided in paragraphs (A) and (B) above.

         3. PROGRAM TERM. This Agreement and the Program shall remain in full force and effect for a period commencing on the Effective Date (May 1, 2001) of this Agreement and ending on May 1, 2003; provided, however, as to In Progress Prospects only, this Agreement shall continue until such time as such In Progress Prospects are fully assembled and either 100% placed or abandoned by Carrizo. If on May 1, 2003, the Commitment Amount plus Program Account earned interest, less the Management Expense Reimbursement, has not been fully expended, then Carrizo and the Managing Participant may elect to either (i) extend this Agreement and the Program Term for an additional period of time to be determined by mutual agreement of Carrizo and the Managing Participant, or (ii) terminate and be released from the Program and this Agreement and any future obligations. Upon the final termination of the Program and this Agreement, Carrizo will promptly distribute (in the case of the Program Account) all of the Program Funds to the Participants based on each Participant's Allocable Share of such funds less such Participant's Allocable Share of any reserve established by Carrizo to cover the Program's proportionate share of the costs of any In-Progress Prospects or other contingencies. Carrizo will release and disburse any reserved Program Funds as soon as the funds are no longer needed for the relevant Program prospect(s). After the final termination of the Program and this Agreement, Carrizo agrees that it will not, either independently or in conjunction with a third party, pursue any action with regard to any prospects acquired or developed in whole or in part with Program Funds, without the prior written approval of the Managing Participant, which shall not be unreasonably withheld or delayed.

         Until December 31, 2003, Participants shall have a right of first offer to (i) provide financing to Carrizo to extend the Program, including those certain Elective Prospects defined in Section 2(b) herein, or (ii) form a new program to cover any additional projects as mutually agreed within the Project Areas or AMI's. Carrizo shall not complete any transaction covered by this first offer right with third parties on the same terms or terms which are less favorable to Carrizo than those of this Program unless first offered to and rejected by the Program Participants.

         4. PROGRAM INFORMATION. Carrizo will furnish the Participants with the following information concerning Program operations and activities: monthly information concerning (i) the balance of the Program Funds, (ii) prospect-by-prospect expenditure reports showing reasonable detail of specific expenditures, including dates, amounts and type of expenditure, (iii) an Activity Report containing information for all Program prospects, including whether any prospects have been abandoned and the dated of such abandonment and
(iv) an accurate and complete accounting of the Management Expense Reimbursement. Each Participant agrees to keep confidential and not to disclose to any person any information or matter relating to this Agreement, the Program's investments or any information obtained in connection with this Agreement except to the extent that (x) the information to be disclosed is publicly known at the time of the proposed disclosure; (y) such Participant receives the prior written approval of Carrizo; or (z) such disclosure is reasonably and in good faith believed to be required by law or in response to any governmental agency request or in connection with an examination by any regulatory authorities.

         5. OPERATIONS RELATING TO THE PROGRAM AND THE PROSPECTS. Carrizo will administer and otherwise manage all matters related to this Agreement and the Program, including, without limitation, selecting the financial institution with which to deposit Program Funds, investing the Program Funds, disbursing Program Funds and accounting for Program activities, including allocating costs among prospects. Except to the extent written amendments are required pursuant to
Section 12 below, such administrative and management decisions will be made by Carrizo in its sole discretion, after consultation with the Managing Participant. Carrizo will conduct all the Program operations including, without limitation, engaging and supervising engineers, geologists, geophysicists and other consultants or analysts in connection with all Program operations, defining the areas covered by each prospect, and determining all matters relating to the manner, method and timing of Program transactions. The Managing Participant shall be provided Program Information on an ongoing basis through final termination of the Program. The Managing Participant shall not have decision-making authority, but shall be allowed to provide input and recommendations. Carrizo's management duties and rights shall not be limited except that Carrizo shall not direct or spend the Commitment Amount outside of the Project Areas without first obtaining the Managing Participant's prior written consent. Except those rights and benefits expressly stated in this agreement, no Participant will have any rights, liens against or ownership in, or any management or other rights with respect to, any prospect or the assets, rights or interest comprising any prospect (including any Geological Data and Acreage) or any other assets of Carrizo.

         6. MANAGEMENT EXPENSE REIMBURSEMENT. Carrizo will pay its own overhead costs and expenses relating to generating and marketing prospects pursuant to this Agreement and managing the Program, provided Carrizo will be reimbursed for any direct costs related thereto and a reasonable allocation of overhead for employees primarily dedicated to this Program (the "Management Expense Reimbursement") which amount will be paid from the Commitment Amount as depicted on Exhibit "B"; An allocation of the The Management Expense Reimbursement to the identified prospects shall be included for purposes of determining the Ground-Floor Cost of any prospect. The Management Expense Reimbursement will be allocated among the Participants based on each Participant's Allocable Share.

         7. PROGRAM AREAS. Carrizo has identified the prospects defined in Exhibit "C" as being available to the Program, and Carrizo shall use reasonable commercial efforts to cause such prospects to be included in the Program. Any and all potential prospects within areas defined in Exhibit C in which Carrizo acquires an interest during the Program Term or in contemplation of the Program Term will be fully dedicated to the Program.

         8. PUT OF PROGRAM INTEREST FOR STOCK.

         (a) PARTICIPANTS' EXCHANGE OPTION. At any time prior to the earlier of
(i) May 1, 2003, or (ii) the date the Participant's Unreturned Capital Contributions are equal to zero, a Participant may at its sole option elect to exchange its entire Program interest for common stock, $.01 par value, of Carrizo (the "Common Stock"), subject to the terms and provisions of this
Section 8. The number of shares of Common Stock for which the Program interest shall be exchangeable shall be equal to the Participant's Unreturned Capital Contribution on the effective date of the exchange divided by $9.00.

         (b) EXERCISE OR EXCHANGE OPTION. Any Participant exercising its exchange option provided in paragraph 8(a) must notify Carrizo in writing of its desire to exchange its entire Program interest for the Common Stock. Within ten
(10) days following such notice, Carrizo shall issue to the exchanging Participant the number of shares of the Common Stock to which the exchanging Participant is entitled. At such time, and as a condition to delivery of the shares of Common Stock, the exchanging Participant shall deliver to Carrizo an assignment of all such Participant's Program interest.

         (c) REGISTRATION OF COMMON STOCK. If Carrizo has in effect a shelf registration statement under the Securities Act of 1933 that can be used to register the issuance of the Common Stock provided for herein, then the Common Stock shall be issued pursuant to such registration statement. If the Common Stock cannot be issued pursuant to an effective registration statement, and the Common Stock is therefore restricted as provided below, then the exchanging Participants shall have piggy-back registration rights for sales by other Carrizo shareholders with respect to such Common Stock, on terms customary for such registration rights.

         (d) ACCESS TO INFORMATION REGARDING THE GENERAL PARTNER. If the issuance of the Common Stock is not registered as contemplated in paragraph (c) above, Carrizo shall furnish the exchanging Participant all information material to the decision by the exchanging Participant to exchange its Program interest for the Common Stock, and any other information necessary to make the information furnished not misleading.

         (e) RESTRICTIONS ON TRANSFER. If the issuance of the Common Stock is not registered as contemplated in paragraph (c) above, it may not be sold or transferred in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder. Accordingly, the certificates evidencing such Common Stock shall bear legends substantially as follows:

             THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIEES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE ACTS OR UNTIL THE CORPORATION HAS RECEIVED ADVICE OF ITS COUNSEL THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

         (f) REPRESENTATIONS AND COVENANTS OF PARTICIPANT. Each Participant, at the time of execution of this Agreement and prior to the consummation of any exchange of interest in the Program for Common Stock as contemplated herein, represents and warrants to Carrizo and its counsel: (i) that it is acquiring its interest in the Program and the Common Stock for its own account (and not for the account of others) with the present intention of holding its interest in the Program and such Common Stock for purposes of investment; (ii) that it has no intention of selling its interest in the Program and any such Common Stock in a public distribution in violation of the federal securities laws or any applicable state securities laws; (iii) that it understands that its interest in the Program and the Common Stock it may acquire in the exchange has not been registered under the Securities Act on the basis that the offers and sales to such Participant are exempt from the registration provisions thereof and that Carrizo's reliance on such exemption is predicated upon the representations of each Participant set forth herein; (iv) that it is an "accredited investor" as such term in defined in Regulation D promulgated under the Securities Act; (v) the state of its residence is as set forth on Exhibit "A" hereto; and (vi) that it has been given full and complete access to, and the opportunity to ask questions of Carrizo's executive officers regarding, any information it deemed material to its decision purchase its interest in the Program and to exchange its Program interest for the Common Stock. Each Participant acquiring its interest in the Program and Common Stock in an exchange of its Program interest as contemplated hereby, shall as a condition precedent to consummation of such acquisition and exchange, take any and all action and execute any and all documents or instruments as reasonably requested by Carrizo for the purpose of compliance with any state or federal securities laws, and obtaining exemptions from registration.

         9. NO LOAN OR GUARANTEED REPAYMENT. Nothing in this Agreement is intended to create a loan from the Participants to Carrizo or otherwise guarantee the Participants that they will fully recover a specific amount of money. Except as specifically set forth in the terms of this Agreement, the Participants shall not be entitled to the return of any part of the Program Funds, to demand early repayment or the partition of any Program Funds or to be paid interest on the Program Funds.

         10. NO FIDUCIARY RELATIONSHIP. This Agreement is intended as a sharing agreement among co-owner of working interests subject to an operating agreement. Nothing in this Agreement is intended to create a partnership, mining partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or otherwise subject any of the Parties to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to the Parties. The obligations of the Participants hereunder shall be several and not joint.

         11. LIMITATION ON LIABILITY. Except to the extent arising from the bad faith, gross negligence or willful misconduct by Carrizo, Carrizo shall not be liable to any Program Participant for any expenses, claims, losses, damages, demands, suits or liabilities, including attorneys' fees and costs of litigation ("Claims"), of every kind to the extent arising out of or connected directly or indirectly with (i) this Agreement, (ii) any action by any person taken as a result of this Agreement, or (iii) Carrizo's management and decisions with respect to the operations and activities of the Program. To the extent of any judgment rendered as a result of Carrizo's gross negligence or willful misconduct, Carrizo shall indemnify and hold harmless the Participants from any such judgment. Carrizo shall indemnify and hold harmless each Program Participant from and against any claims incurred by such Participant asserted by a third party to the extent it is determined such claim arises out of, or results from, Carrizo's conduct relating to the operations of the Program or the Program prospects, provided that Carrizo shall be permitted to utilize Program Funds to defend and satisfy any Claims relating to the operations of the Program or the Program prospects and pay any costs (including damages and attorney's fees) related thereto except to the extent it is determined that such Claims result solely from the bad faith, gross negligence or willful misconduct of Carrizo. Each Participant shall hold Carrizo harmless from and against any Claims (i) as among or between the Participants arising out of any alleged breach of this Agreement by any other Participant, (ii) arising from any alleged breach of duty by the Managing Participant claimed to be owed to any other Participant, (iii) based on any allegedly false statements or omissions of a material fact in statements made between or among Participants, (iv) brought by an assignee, transferee or successor of any Participant as a result of any transaction by which such assignee, transferee or successor acquires an interest in the Program from a Participant or acquires any rights under this Agreement.

         12. AMENDMENT. Any provision of this Agreement may be amended, modified or waived by written consent of both (i) Carrizo and (ii) Participants having Allocable Shares representing more than two-thirds of the Allocable Shares of all Participants; provided that (i) no amendment, modification or waiver which extends or shortens the Program Term shall be effective without consent of all Parties; (ii) no amendment, modification or waiver which releases all or a substantial portion of the Program Funds, releases Carrizo from or defers its obligation to pay cash proceeds or assign non-cash promotional benefits, or releases any Participant or Carrizo from its obligation to participate in any prospect and pay its proportionate costs related thereto, shall be effective without consent of all Parties; and (iii) no amendment, modification or waiver which modifies the percentages of Carrizo Interest, Participant Interest or Promoted Interest, or which increases the amount of the Management Expense Reimbursement, shall be effective without consent of all Parties.

         13. ASSIGNMENT. Except as otherwise provided herein, Participant shall not transfer, assign or otherwise alienate any or all of its rights, title or interest under this Agreement to any other person without Carrizo's prior written consent, which shall not be unreasonably withheld. This Agreement shall be binding upon the Parties' respective successors and assigns.

         14. APPLICABLE LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY AND ACCORDING TO, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICTS OF LAW RULES OR PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         15. NOTICES. Notices under this Agreement shall be in writing and shall be sent by registered or certified mail, or by telefax, and shall be sent to the address set forth below for each party:

                  If to Carrizo:

                  Carrizo Oil & Gas, Inc.
                  14701 St. Mary's Lane, Suite 800
                  Houston, TX 77079
                  Telefax#: (281) 496-0884
                  Attn: S. P. Johnson IV

                  If to the Managing Participant:

                  Berea Oil & Gas, Corp.
                  50 Fountain Plaza
                  Suite 1220
                  Buffalo, NY 14202

                  If to the Participants:

                  Berea Associates, LLC
                  50 Fountain Plaza
                  Suite 1220
                  Buffalo, NY 14202

                  Berea Oil & Gas Corp.
                  50 Fountain Plaza
                  Suite 1220
                  Buffalo, NY 14202

                  PAC Finance (USA) Inc.
                  c/o Colonial Navigation
                  750 Lexington Avenue
                  26th Floor
                  New York, NY 10022

                  William R. Ziegler
                  Satterlee Stephens Burke & Burke LLP
                  230 Park Avenue
                  New York, NY 10169

                  Thomas H. O'Neill, Jr.
                  50 Fountain Plaza
                  Suite 1220
                  Buffalo, NY 14202

                  Berea Associates II LLC
                  50 Fountain Plaza
                  Suite 1220
                  Buffalo, NY 14202

         Any party may, by proper written notice hereunder, change the address or individuals to which such notices to it shall thereafter be sent.

         16. EFFECTIVE DATE. This Agreement is effective as of the date first written above. In witness of the foregoing, Carrizo and the undersigned Participants hereby execute this Agreement as of the date first above written.

                                             Sincerely,

                                             CARRIZO OIL & GAS, INC.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

ACCEPTED AND AGREED TO BY THE FOLLOWING PARTICIPANTS:

Berea Associates, LLC

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


Berea Oil & Gas Corp.

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

PAC Finance (USA) Inc.

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------



-------------------------------------
William R. Ziegler



-------------------------------------
Thomas H. O'Neill, Jr.



Berea Associates II LLC
by Berea Oil & Gas Corp.
its Managing Member

By:
   ----------------------------------
    Thomas H. O'Neill, Jr.

                                    EXHIBIT A

          PROGRAM PARTICIPANTS, INVESTMENT AMOUNTS AND ALLOCABLE SHARES



                                               PROGRAM           ALLOCABLE SHARE OF          STATE OF
       PROGRAM PARTICIPANT                COMMITMENT AMOUNT       COMMITMENT AMOUNT         RESIDENCE
       -------------------                -----------------       -----------------         ---------
1      Berea Associates, LLC                  $   425,000               12.14%             New York
2      Berea Oil & Gas Corp.                          -0-                  -0-             New York
3      PAC Finance (USA) Inc.                     212,500                6.07%             New York
4      William R. Ziegler                         181,250                5.18%             New York
5      Thomas H. O'Neill, Jr.                     181,250                5.18%             New York
6      Berea Associates II, LLC                 2,500,000               71.43%             New York
                                              -----------              ------
                          TOTAL               $ 3,500,000              100.00%
                                              ===========              ======

                                   EXHIBIT B

                   MANAGEMENT EXPENSE REIMBURSEMENT ESTIMATES


          -----------------------------------------------------------
          May, 2001                                          $ 17,000
          June, 2001                                         $ 17,000
          July, 2001                                         $ 17,000
          August, 2001                                       $ 17,000
          September, 2001                                    $ 17,000
          October, 2001                                      $ 17,000
          November, 2001                                     $ 17,000
          December, 2001                                     $ 17,000
          January, 2002                                      $ 18,000
          February, 2002                                     $ 18,000
          March, 2002                                        $ 18,000
          April, 2002                                        $ 18,000
          May, 2002                                          $ 18,000
          June, 2002                                         $ 18,000
          July, 2002                                         $ 18,000
          August, 2002                                       $ 18,000
          September, 2002                                    $ 18,000
          October, 2002                                      $ 18,000
          November, 2002                                     $ 18,000
          December, 2002                                     $ 18,000
          January, 2003                                      $ 19,000
          February 2003                                      $ 19,000
          March 2003                                         $ 19,000
          April 2003                                         $ 19,000
                                                             --------
          TOTAL                                              $428,000
                                                             ========

                                    EXHIBIT C

                                  PROJECT AREAS


1. Beauty Project - The area depicted on Schedule C-1 attached within the bold outline, less any areas within such bold outline labeled "Pre-Existing AMI".

2. Tri-County Project - The area depicted on Schedule C-2 attached within the bold outline, less any areas within such bold outline labeled "Pre-Existing AMI".